                      SkyWay Communications Holdings Corp.
                  Announces the Resignation of Alan Pellegrini

CLEARWATER, Fla.--(BUSINESS WIRE)--December 3, 2004--SkyWay Communications
Holding Corp. (OTCBB:SWYC-News) announced today, due to his business commitments at IMS, Alan Pellegrini has found it necessary to resign from his position on the Board of Directors of SkyWay Aircraft Inc.

Mr. Pellegrini stated, "I wish SkyWay and their shareholders the very best in the roll-out of their technology. However, at this time, I believe it is in everyone's best interest for me to focus 100% of my effort on my CEO responsibilities with IMS."

Mr. Brent Kovar, President of SkyWay Communications noted that, "Alan is very well respected in the IFE community and we were very proud to have him representing SkyWay as a board member. While we understand Alan's position we are very disappointed to have to accept his resignation. We have begun a search to replace Mr. Pellegrini on SkyWay's Board of Directors with another highly qualified individual."

About SkyWay Communications Holding Corporation

SkyWay Communications Holding Corporation is a Clearwater, Florida based company that is developing a unique ground to air in-flight aircraft communication network that it anticipates will facilitate homeland security and in-flight entertainment. SkyWay is focused on bringing to the market a network supporting aircraft-related service including anti-terrorism support, real time in-flight surveillance and monitoring, WIFI access to the Internet, telephone service and enhanced entertainment service for commercial and private aircraft throughout the United States. Based on the final upgrading of a previous airborne telephone and communications network, SkyWay intends to provide broadband connectivity between the ground and in-flight aircraft throughout the U.S. using technology that provides a broadband high-speed data transmission. SkyWay intends to be the communications solution for commercial and private aircraft owners wanting real time access to on-board security systems, aircraft health and welfare monitoring, avionics operations and for passengers wanting real time high-speed access to the Internet. The network will enable applications that can personalize the in-flight entertainment experience, provide real time access to flight management avionics with long-term data storage and also support for ground monitoring of in-flight surveillance systems that are being designed with the goal of enhancing current airline security standards.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the
Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For more  information  regarding  SkyWay  Communications  Holding  Corp.  please contact:

Investor Relations Contacts:

      Ed Sasso
      Aurelius Consulting Group, Inc.
      (407) 644-4256 x 107
      (800) 644-6297
      Ed@Aurcg.com
      http://www.runonideas.com

      Steve Klein
      Skyway Communications Holding Corp.
      727-535-8211 ext. 2480
      sklein@swyc.us
      www.skywayaircraftsecurity.com